Exhibit 99.1

RXO Announces Results for Second Quarter 2023, Including Double-Digit Brokerage Volume Growth
•Brokerage volume increased 10 percent year-over-year; set multiple records in the quarter including total volume, quarterly loads per day and monthly loads per day
•Companywide gross margin of 18.6 percent; brokerage gross margin of 15.4 percent
CHARLOTTE, N.C. — August 2, 2023 — RXO (NYSE: RXO) today announced its financial results for the second quarter of 2023.
Drew Wilkerson, chief executive officer of RXO, said, “RXO executed well in a soft freight market. In our brokerage business, we continued to gain significant market share and recorded 10 percent volume growth year-over-year. We set several brokerage volume records in the quarter, including total volume, quarterly loads per day and monthly loads per day. Companywide and brokerage gross margin remained strong at 18.6 percent and 15.4 percent, respectively.
“Our margin performance was the result of continued customer and carrier adoption of RXO’s cutting-edge, AI-enabled technology, including our industry-leading pricing algorithms,” Wilkerson said. “Ninety-six percent of RXO’s orders in the quarter were created or covered digitally and 78 percent of carriers using our technology returned to our platform within seven days.”
Wilkerson concluded, “Our market share gains are accelerating, and we are well-positioned at this stage of the freight cycle. We will continue to provide outstanding customer service, grow market share profitably and control costs while investing for the future. Following this playbook will enable significant earnings growth when the cycle inflects, and we remain confident in our ability to deliver our long-term adjusted EBITDA target.”
Companywide Results
The company’s revenue was $1.0 billion for the second quarter, compared to $1.2 billion in the second quarter of 2022. Gross margin was 18.6 percent.
The company reported second-quarter 2023 GAAP net income of $3 million, compared to net income of $44 million in the second quarter of 2022. GAAP net income included $6 million in transaction, integration, restructuring and other costs. Adjusted net income1 in the quarter was $10 million, compared to $64 million in the second quarter of 2022.
Adjusted EBITDA1 was $38 million, compared to $101 million in the second quarter of 2022. Adjusted EBITDA margin1 was 3.9 percent, compared to 8.2 percent in the second quarter of 2022.
Transaction, integration, restructuring and other costs, and amortization of intangibles, impacted GAAP earnings per share by $0.05, net of tax. For the second quarter, RXO reported GAAP diluted earnings per share of $0.03. Adjusted diluted earnings per share1 were $0.08.

RXO 2Q 2023 Earnings Press Release | 1

Brokerage
RXO’s brokerage business grew volume 10 percent year-over-year in the second quarter. Brokerage gross margin was 15.4 percent in the second quarter.
Brokerage contract volume increased by 19 percent year-over-year in the second quarter, the result of the company’s increased bid activity in the fourth quarter of 2022 and the first quarter of 2023. RXO’s brokerage sales pipeline remains strong, and annual bid count increased by 23 percent year-over-year in the second quarter.
To position the company for further growth when the freight cycle inflects, RXO announced that it has invested in the expansion of its brokerage offices in Ann Arbor, Michigan; Columbia, South Carolina; and Kansas City, Missouri.
The company expects brokerage volumes to continue to grow on a year-over-year basis in the third quarter of 2023.
Complementary Services
RXO’s complementary services gross margin was flat year-over-year in the quarter and increased by 50 basis points sequentially. Loads provided by RXO’s managed transportation business to its brokerage business increased both year-over-year and quarter-over-quarter.
RXO’s last mile business grew EBITDA year-over-year in the second quarter, and the company continues to expect to grow full-year last mile EBITDA year-over-year.
Technology Update
In the second quarter of 2023, 96 percent of RXO’s brokerage loads were created or covered digitally using RXO’s best-in-class technology platform, up from 80 percent in the second quarter of 2022.
The seven-day carrier retention rate was 78 percent, compared to 73 percent in the second quarter of 2022. Weekly average users on the platform increased 3 percent year-over-year in the second quarter.
Conference Call
The company will hold a conference call and webcast on Wednesday, August 2 at 8 a.m. Eastern Daylight Time. Participants can call in toll-free (from U.S./Canada) at 1-888-259-6580; international callers dial +1-206-962-3782. The conference ID is 16669759.
A live webcast of the conference call will be available on the investor relations area of the company’s website, http://investors.rxo.com. A replay of the conference call will be available through August 23, 2023, by calling toll-free (from U.S./Canada) 1-877-674-7070; international callers dial +1-416-764-8692. Use the passcode 669759#. Additionally, the call will be archived on http://investors.rxo.com.
About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation, freight forwarding and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains. RXO’s proprietary technology connects approximately 10,000 customers with over 100,000 independent carriers across North America. The company is headquartered in Charlotte, N.C. Visit RXO.com for more information and connect with RXO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.
RXO 2Q 2023 Earnings Press Release | 2

Media Contact
Erin Kelly
erin.kelly@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com

Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; and adjusted net income and adjusted diluted earnings per share (“adjusted EPS”).

We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.

We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net income and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables, and thereby may assist investors with comparisons to prior periods and assessing trends in our underlying business.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to our continued year-over-year brokerage volume growth in the third quarter of 2023. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: competition and pricing pressures; economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; a determination by the IRS that the distribution or certain related separation transactions should be treated as taxable transactions; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$963	$1,226	$1,973	$2,538
Cost of transportation and services (exclusive of depreciation and amortization)	723	904	1,482	1,925
Direct operating expense (exclusive of depreciation and amortization)	59	56	120	111
Sales, general and administrative expense	144	166	297	327
Depreciation and amortization expense	18	21	36	42
Transaction and integration costs	4	18	10	21
Restructuring costs	1	3	9	3
Operating income	$14	$58	$19	$109
Other income	—	(1)	—	(1)
Interest expense, net	8	—	16	—
Income before income taxes	$6	$59	$3	$110
Income tax provision	3	15	—	27
Net income	$3	$44	$3	$83

Earnings per share data
Basic earnings per share	$0.03	$0.38	$0.03	$0.72
Diluted earnings per share	$0.03	$0.38	$0.03	$0.72

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	116,894	115,163	116,748	115,163
Diluted weighted-average common shares outstanding	119,457	115,163	119,414	115,163

RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$124	$98
Accounts receivable, net of allowances of $10 and $13, respectively	743	900
Other current assets	49	31
Total current assets	916	1,029
Long-term assets
Property and equipment, net of $270 and $241 in accumulated depreciation, respectively	116	119
Operating lease assets	164	159
Goodwill	630	630
Identifiable intangible assets, net of $113 and $106 in accumulated amortization, respectively	73	79
Other long-term assets	13	15
Total long-term assets	996	1,002
Total assets	$1,912	$2,031
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$432	$501
Accrued expenses	210	256
Current maturities of long-term debt	4	4
Short-term operating lease liabilities	48	48
Other current liabilities	5	14
Total current liabilities	699	823
Long-term liabilities
Long-term debt and obligations under finance leases	451	451
Deferred tax liability	17	16
Long-term operating lease liabilities	118	114
Other long-term liabilities	38	40
Total long-term liabilities	624	621
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 116,954 and 116,400 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	587	588
Retained earnings	5	2
Accumulated other comprehensive loss	(4)	(4)
Total equity	589	587
Total liabilities and equity	$1,912	$2,031

RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2023	2022
Operating activities
Net income	$3	$83
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization expense	36	42
Stock compensation expense	11	6
Deferred tax expense (benefit)	2	(1)
Other	1	5
Changes in assets and liabilities
Accounts receivable	162	(102)
Other assets	(17)	11
Accounts payable	(73)	95
Accrued expenses and other liabilities	(59)	38
Net cash provided by operating activities	66	177
Investing activities
Payment for purchases of property and equipment	(28)	(24)
Net cash used in investing activities	(28)	(24)
Financing activities
Payment for tax withholdings related to vesting of stock compensation awards	(9)	—
Repurchase of common stock	(2)	—
Net transfers from XPO	—	30
Repayment of debt and finance leases	(1)	—
Other	(1)	—
Net cash (used in) provided by financing activities	(13)	30
Effect of exchange rates on cash, cash equivalents and restricted cash	1	—
Net increase in cash, cash equivalents and restricted cash	26	183
Cash, cash equivalents, and restricted cash, beginning of period	98	29
Cash, cash equivalents, and restricted cash, end of period	$124	$212
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$36	$40
Cash paid for income taxes, net	21	3
Cash paid for interest, net	17	—

RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Revenue
Truck brokerage	$557	$755	$1,157	$1,579
Last mile	261	274	501	520
Managed transportation	112	133	229	272
Freight forwarding	64	100	144	239
Eliminations	(31)	(36)	(58)	(72)
Total	$963	$1,226	$1,973	$2,538

RXO, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$3	$44	$3	$83
Interest expense, net	8	—	16	—
Income tax provision	3	15	—	27
Depreciation and amortization expense	18	21	36	42
Transaction and integration costs	4	18	10	21
Restructuring and other costs	2	3	10	3
Adjusted EBITDA (1)	$38	$101	$75	$176

Revenue	$963	$1,226	$1,973	$2,538
Adjusted EBITDA margin (1) (2)	3.9%	8.2%	3.8%	6.9%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

RXO, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share
Net income	$3	$44	$3	$83
Amortization of intangible assets	3	5	6	11
Transaction and integration costs	4	18	10	21
Restructuring and other costs	2	3	10	3
Income tax associated with adjustments above (1)	(2)	(6)	(6)	(9)
Adjusted net income (2)	$10	$64	$23	$109

Adjusted diluted earnings per share (2)	$0.08	$0.56	$0.19	$0.95

Weighted-average shares outstanding
Diluted weighted-average shares outstanding	119,457	115,163	119,414	115,163

(1)The tax impact of non-GAAP adjustments represents the tax benefit (expense) calculated using the applicable statutory tax rate that would have been incurred had these adjustments been excluded from net income. Our estimated tax rate on non-GAAP adjustments may differ from our GAAP tax rate due to differences in the methodologies applied.
(2)See the "Non-GAAP Financial Measures" section of the press release.

RXO, Inc.
Calculation of Gross Margin and Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2023	2022	2023	2022
Revenue
Truck brokerage	$557	$755	$1,157	$1,579
Complementary services (1)	437	507	874	1,031
Eliminations	(31)	(36)	(58)	(72)
Revenue	$963	$1,226	$1,973	$2,538

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$471	$598	$973	$1,288
Complementary services (1)	283	342	567	709
Eliminations	(31)	(36)	(58)	(72)
Cost of transportation and services (exclusive of depreciation and amortization)	$723	$904	$1,482	$1,925

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$—	$—	$—	$—
Complementary services (1)	59	56	120	111
Direct operating expense (exclusive of depreciation and amortization)	$59	$56	$120	$111

Direct depreciation and amortization expense
Truck brokerage	$—	$—	$—	$—
Complementary services (1)	2	1	3	2
Direct depreciation and amortization expense	$2	$1	$3	$2

Gross margin
Truck brokerage	$86	$157	$184	$291
Complementary services (1)	93	108	184	209
Gross margin	$179	$265	$368	$500

Gross margin as a percentage of revenue
Truck brokerage	15.4%	20.8%	15.9%	18.4%
Complementary services (1)	21.3%	21.3%	21.1%	20.3%
Gross margin as a percentage of revenue	18.6%	21.6%	18.7%	19.7%

(1)Complementary services include freight forwarding, last mile and managed transportation services.